Exhibit 99.1

ParkerVision, Inc. and LG Innotek Enter into Joint Development Agreement

LG Innotek to Incorporate ParkerVision’s RF Technology into Multi-Mode Wireless
Modules with Product Launch Targeted in Second Half of 2009

JACKSONVILLE, Fla., December 4, 2008, ParkerVision, Inc. (Nasdaq: PRKR), announced today that it has entered into a joint development agreement with LG Innotek, a division of the LG Group and a global market leader in the manufacture and sale of key electronic components.  Under the terms of the agreement, ParkerVision will supply unpackaged RFICs that incorporate the company’s proprietary d2p™ and d2d™ technologies, for the reception, transmission and amplification of RF carrier signals.  LG Innotek will incorporate these RFICs into multi-mode wireless modules for sale by LG Innotek to their customer base of mobile handset and wireless data card manufacturers.

ParkerVision and LG Innotek have jointly specified the program as a multi-mode, multi-band HEDGE module supporting GSM, EDGE, WCDMA and HSPA standards with a targeted product launch in the second half of 2009.  Industry forecasts predict that HEDGE mobile handsets will represent shipments of approximately 80.2 million units annually in 2009, growing by 132% to 186.1 million units annually in 2010.  (Source:  ABI Research 3Q 2008 - Mobile Devices Market Forecast Analysis, World Handset Shipments by Technology)

Jeffrey Parker, CEO and Chairman of ParkerVision, commented, “We are pleased to partner with LG Innotek to supply multi-mode wireless modules for their significant customer base.  The development efforts under this agreement align nicely with our current product roadmap.  While supplying RFICs is a departure from our intellectual property licensing model, we believe the efforts we have made to date in developing prototype RFICs for current and prospective customers enables an aggressive time to market scenario.  Ultimately, this agreement helps us achieve our goal of becoming a significant player in the 3G mobile handset market.”

J.S. Park, CTO, of LG Innotek, commented, “ParkerVision’s technologies were selected by LG Innotek based on their unique multi-mode capabilities combined with superior efficiencies.   ParkerVision shares our philosophies of quick implementation and quality customer service and we look forward to a long-term, successful relationship. We look forward to bringing our customers the smallest complete HEDGE radio module available in the market enabling them to meet their goals for size, cost, and performance.

ParkerVision will host a conference call to discuss the agreement on Monday, December 8, 2008 at 9:00 AM Eastern time.  The conference call will be accessible by telephone at 877-718-5092 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at 888-203-1112 or 719-457-0820 using passcode 4533306 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

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About LG Innotek

Founded in 1970, LG Innotek Co., Ltd, a division of LG Group, is a global market leader in the manufacture and sale of key electronic components and modules in the areas of digital information-based mobile communications, displays, networks and car electronics.  LG Innotek’s products include: LCD modules, LEDs, Camera modules, Power modules, Digital Tuner and Wireless Communication modules.

The company has its headquarters in Seoul, Korea with sales and development offices around the world.  LG Innotek has generated annual sales of over US$1.4 billion to customers such as LG Electronics, Motorola, Nokia, Sharp and Sony.

About ParkerVision

ParkerVision, Inc. designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.

Its solutions for wireless transfer of radio frequency (RF) waveforms enable significant advancements in wireless products, addressing the needs of the cellular industry for efficient use of power, reduced cost and size, greater design simplicity and enhanced performance in mobile handsets as the industry migrates to next generation networks.

ParkerVision is headquartered in Jacksonville, Florida. (PRKR-G)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10-K for the year ended December 31, 2007 and the Forms 10-Q for the quarters ended March 31, June 30 and September 30, 2008. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

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